AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                       WELLINGTON MANAGEMENT COMPANY, LLP


This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser").

WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 3, 2004 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

WHEREAS, the parties wish to amend the Agreement in order to amend the names of three exisitng JNL Series Trust funds that are sub-advised by the Sub-Adviser, as follows:

1)	JNL/Select Balanced Fund to JNL/WMC Balanced Fund;
2)	JNL/Select Money Market Fund to JNL/WMC Money Market Fund; and
3)	JNL/Select Value Fund to JNL/WMC Value Fund.

WHEREAS, in order to reflect these fund name changes, Schedule A, and Schedule B must be amended.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 29, 2011, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 29, 2011, attached hereto.

IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 14, 2010, effective as of April 29, 2011.

JACKSON NATIONAL ASSET MANAGEMENT, LLC     WELLINGTON MANAGEMENT COMPANY, LLP

By:  /s/ Mark D. Nerud		             By:  	/s/ Diane C. Norden

Name:  Mark D. Nerud			        Name:  Diane C. Norden

Title:  President and CEO			   Title:  Senior Vice President

                                   SCHEDULE A
                                 APRIL 29, 2011
                                    (Funds)


                             JNL/WMC Balanced Fund

                           JNL/WMC Money Market Fund

                               JNL/WMC Value Fund

                                   SCHEDULE B
                                 APRIL 29, 2011
                                 (Compensation)


                             JNL/WMC Balanced Fund

AVERAGE DAILY NET ASSETS                    ANNUAL RATE

$0 to $200 Million:                              .27%
$200 to $400 Million:                            .25%
Over $400 Million:                               .23%


                           JNL/WMC Money Market Fund

AVERAGE DAILY NET ASSETS                    ANNUAL RATE

$0 to $750 Million:                              .05%*
$750 Million to $1 Billion:                      .04%*
Over $1 Billion:                                 .025%*

* The assets of the JNL/WMC Money Market Fund of JNL Series Trust and the assets of the JNL Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

                               JNL/WMC Value Fund

AVERAGE DAILY NET ASSETS                    ANNUAL RATE

$0 to $50 Million:                               .40%
Over $50 Million:                                .30%